Media Contact:	Investor Contact:
Jodi Guilbault MIPS Technologies, Inc. +1 650-567-5035 jodi@mips.com	Deborah Stapleton Stapleton Communications Inc. +1 650 470-0200 ir@mips.com

MIPS Technologies Granted Stay to Remain Listed on Nasdaq

MOUNTAIN VIEW, Calif., March 15, 2007 — MIPS Technologies, Inc. (NASDAQ: MIPS), a leading provider of industry-standard processor architectures and cores for digital consumer, networking, personal entertainment, communications and business applications, today announced that Nasdaq will continue the listing of the company's common stock pending a review by the Nasdaq Listing Hearing and Review Council (the "Listing Council") of the decision by the Nasdaq Listing Qualifications Panel (the "Panel") dated February 2, 2007. During the stay, the company's shares will remain listed on the Nasdaq Global Market.

As previously announced, the company is not in compliance with the filing requirements for continued listing, as set forth in Nasdaq Marketplace Rule 4310(c)(14) because it has not filed its Annual Report on Form 10-K for the fiscal year ended June 30, 2006 (the "Form 10-K") and Quarterly Reports on Forms 10-Q for the quarters ended September 30, 2006 and December 31, 2006. On February 2, 2007, the Panel granted the company's request for continued listing on The Nasdaq Stock Market subject to the condition that the company file its Form 10-K and all required restatements by March 19, 2007 and its Form 10-Q for the quarter ended September 30, 2006 by March 26, 2007.

On March 14, 2007, the Listing Council advised the company that it had determined to call the company's matter for review. The Listing Council also determined to stay the Panel's decision that required the company to file the Form 10-K and Form 10-Q for the quarter ended September 30, 2006 by March 19 and March 26, 2007, respectively. In connection with the call for review, the Listing Council has requested that the company make an additional submission by May 4, 2007, describing its plan for making the necessary filings. The company intends to comply with this request.

The company is working diligently to complete all necessary filings and thereby demonstrate compliance with all applicable requirements for continued listing on the Nasdaq Global Market. While the company's common stock will remain listed on Nasdaq pending the conclusion of the Listing Council's review, there can be no assurance that the Listing Council will determine that the company should remain listed on Nasdaq following the completion of its review.

About MIPS Technologies
MIPS Technologies, Inc. (NASDAQ: MIPS) is a leading provider of industry-standard processor architectures and cores for digital consumer, networking, personal entertainment, communications and business applications. The company drives the broadest architectural alliance that delivers 32- and 64-bit embedded RISC solutions to the embedded market, and in combination with its licensees, offers the widest range of robust, scalable processors in standard, custom, semi-custom and application-specific products worldwide. MIPS Technologies licenses its intellectual property (IP) to today’s leading semiconductor companies, ASIC developers and system OEMs.

Today, MIPS-Based designs are integrated in millions of products around the world, including broadband devices from Linksys, digital cameras from Canon, DTVs and entertainment systems from Sony, DVD Recordable devices from Pioneer, digital set-top boxes from Motorola, network routers from Cisco and laser printers from Hewlett Packard. Founded in 1998, MIPS Technologies is based in Mountain View, California, with offices worldwide. For more information, please contact (650) 567-5000 or visit http://www.mips.com.

Foward Looking Statements
This press release contains forward-looking statements; such statements are indicated by forward looking language such as "plans", "anticipates", "expects", "will", and other words or phrases contemplating future activities including statements regarding compliance with Nasdaq's request. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a number of different risks and uncertainties, including but not limited to: the fact that there can be no assurance as to the length, cost, or outcome of the special committee's review of historical option grant practices and the company's accounting for its option grants, or as to the potential impact of that review (including possible accounting impact and the outcome of shareholder litigation); our products may fail to achieve market acceptance, changes in our research and development expenses, the anticipated benefits of our partnering relationships may be more difficult to achieve than expected, the timing of or delays in customer orders, delays in the design process, the length of MIPS Technologies' sales cycle, MIPS Technologies' ability to develop, introduce and market new products and product enhancements, and the level of demand for semiconductors and end-user products that incorporate semiconductors. For a further discussion of risk factors affecting our business, we refer you to the risk factors section in the documents we file from time to time with the Securities and Exchange Commission.

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